Exhibit 5.1
[Oppenheimer Wolff & Donnelly LLP Letterhead]
October 4, 2007
ev3 Inc.
9600 54th Avenue North
Plymouth, Minnesota 55442

Re:	ev3 Inc.
Registration Statement on Form S-8
Ladies and Gentlemen:
We have acted as counsel to ev3 Inc., a Delaware corporation (the “Company”), in connection with the registration by the Company of 9,863,536 shares of common stock, par value $0.01 per share (the “Common Stock”), of the Company issuable under the ev3 Inc. Second Amended and Restated 2005 Incentive Stock Plan, FoxHollow Technologies, Inc. 2004 Equity Incentive Plan and FoxHollow Technologies, Inc. 1997 Stock Plan pursuant to a registration statement on Form S-8 filed with the Securities and Exchange Commission on the date hereof (the “Registration Statement”). The FoxHollow Technologies, Inc. 2004 Equity Incentive Plan and FoxHollow Technologies, Inc. 1997 Stock Plan were assumed by the Company in accordance with the terms of an Agreement and Plan of Merger dated July 21, 2007 by and among the Company, Foreigner Merger Sub, Inc., a wholly owned subsidiary of the Company, and FoxHollow Technologies, Inc. The 9,863,536 shares of Common Stock of the Plans are collectively referred to herein as the “Shares.”
In acting as counsel for the Company and arriving at the opinions expressed below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company, agreements and other instruments, certificates of officers and representatives of the Company, certificates of public officials and other documents as we have deemed necessary or appropriate as a basis for the opinions expressed herein. In connection with our examination, we have assumed the genuineness of all signatures, the authenticity of all documents tendered to us as originals, the legal capacity of all natural persons and the conformity to original documents of all documents submitted to us as certified or photostatic copies.
Based on the foregoing, and subject to the qualifications and limitations stated herein, it is our opinion that:
1.	The Company has the corporate authority to issue the Shares in the manner and under the terms set forth in the Registration Statement and the Plans.

2.	The Shares have been duly authorized and, when issued, delivered and paid for in accordance with the Plans as set forth in the Registration Statement, will be validly issued, fully paid and nonassessable.
We express no opinion with respect to laws other than those of the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing) and the federal laws of the United States of America, and we assume no responsibility as to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction.
We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to its use as part of the Registration Statement.
Very truly yours,
/s/ Oppenheimer Wolff & Donnelly LLP